CONFORMED 1.



              SECURITIES AND EXCHANGE COMMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K
                         Current Report

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



                 Date of Report: April 28, 2003
               (Date of earliest event reported)


                         HSBC USA INC.
     (Exact name of registrant as specified in its charter)


                            Maryland
                    (State of Incorporation)

                             1-7436
                    (Commission file number)

                           13-2764867
               (IRS Employer Identification No.)

           452 Fifth Avenue, New York, New York 10018
            (Address of principal executive offices)

                         (212) 525-3735
       Registrant's telephone number, including area code




                        Not applicable
(Former name or former address, if changed since last report)




                                                             2.



Item 7.  Financial Statements and Exhibits

Exhibit:

99.1 Press release announcing results for quarter ended
March 31, 2003.

Item 9.  Regulation FD Disclosure

The Registrant is furnishing the information required by Item
12 of Form 8-K, "Results of Operations and Financial Condition" by reference to the press release included herein as Exhibit
99.1.




                                                             3.


                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of

1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              HSBC USA Inc.

                              (REGISTRANT)



                              /s/ Gerald A. Ronning

                              NAME:   GERALD A. RONNING
                              TITLE:  EXECUTIVE VICE PRESIDENT &
                                      CONTROLLER



 Date:  April 28, 2003




                                                         EXHIBIT 99.1



April 28, 2003


                          HSBC USA INC.
                 2003 FIRST QUARTER - HIGHLIGHTS

  - Net income for the quarter ended March 31, 2003 increased by 20 percent to US$254 million compared to US$211 million in the first quarter of 2002.

  - Net income as a percentage of average common equity for the quarter ended March 31, 2003 was 15.1 percent compared to 12.9 percent during the quarter ended March 31, 2002.

  - The cost:income ratio for the 2003 first quarter was 50.9 percent compared to 52.4 percent for the same period in 2002.

  - Tier 1 capital to risk-weighted assets was 9.4 percent at March 31, 2003 compared to 8.4 percent at March 31, 2002.

  - Client assets under administration at March 31, 2003 were US$48.9 billion, of which US$34.0 billion were funds under management and US$14.9 billion were custody accounts.

HSBC USA Inc.                                    Financial Commentary
---------------------------------------------------------------------

HSBC USA Inc. reported net income of US$254 million for the quarter ended March 31, 2003 an increase of 20 percent from US$211 million for the first quarter of 2002. Net interest income grew and most categories of fee based income improved.

Commenting on the results, Youssef A Nasr, Chief Executive Officer of HSBC USA Inc., said: "We are pleased with the results that we have reported today. Notwithstanding the difficult economic and consumer environment in which we are operating, they present a positive picture in almost all aspects of our business. However, we remain cautious about the general economic outlook as we move forward.

"On March 28, HSBC Holdings plc completed its acquisition of Household International, Inc. The acquisition gives HSBC an immediate presence in 45 states and presents us with an exciting opportunity in the United States to offer HSBC and Household customers a full spectrum of financial services. The broadened business and product mix will create exciting cross selling opportunities for both retail and commercial customers as well as an opportunity for Household to capitalize on its strong credit management and technological skills."

Net interest income

For the quarter ended March 31, 2003 net interest income increased by US$61 million, or more than 10 percent, to US$644 million. A better yielding mix of loans, securities and deposits on the balance sheet and lower funding costs contributed to the result.

Other operating income

For the quarter ended March 31, 2003 other operating income increased 12 percent to US$311 million from US$277 million for the 2002 comparable quarter. This increase was driven by solid growth in most categories of fee-based income. Fees and commissions, including commercial loan fees, fees on deposit and cash management products and bankcard fees, grew 17 percent from US$93 million for the quarter ended March 31, 2002 to US$109 million for the quarter ended March 31, 2003. In wealth management, there was some slowdown in sales of annuities and mutual funds associated with the uncertainties affecting the stock market and lower levels of interest rates, but Wealth & Tax Advisory Services, a business which was acquired in July 2002, contributed US$11 million in revenues to other operating income. Insurance revenues increased by 78 percent to US$16 million for the quarter ended March 31, 2003 up from US$9 million in the comparable quarter of 2002. Over 1,600 professionals are now licensed to sell insurance and certain annuity products through the bank's retail network. Service charges also increased by almost 11 percent to US$52 million for the quarter ended
March 31, 2003 from US$47 million in the 2002 comparable quarter.


Treasury trading revenues for the quarter ended March 31, 2003 were US$70 million, an increase of US$27 million, or almost 63 percent from US$43 million in the 2002 first quarter with strong improvements in the foreign exchange and derivatives businesses. Mortgage-related other operating income, including servicing fees net of impairment, gains on sales of originated mortgages, and related hedge costs including gains on the sale of securities, were flat in the first quarter of 2003 compared to the first quarter of 2002. Total gains from the sales of securities for the quarter ended March 31, 2003 were US$27 million, a decrease of US$11 million from US$38 million in the comparable period in 2002.

HSBC USA Inc.                                    Financial Commentary
                                                           (continued)
----------------------------------------------------------------------

Operating expenses

Operating expenses increased by 8 percent to US$486 million for the quarter ended March 31, 2003 compared to US$450 million in the 2002 comparable quarter. This increase was primarily attributable to an increase in salary and employee benefits of US$26 million which largely reflects the costs associated with the Wealth & Tax Advisory Services business, an increase in pension costs, and certain volume driven incentive compensation programs. The cost:income ratio for the quarter ended March 31, 2003 was 50.9 percent compared to 52.4 percent for the quarter ended March 31, 2002.

Provision for income taxes

The provision for income taxes was US$159 million for the quarter ended March 31, 2003 compared to US$125 million in the comparable period for 2002. The effective tax rate was 38.5 percent in 2003 and 37.2 percent in the 2002 period.

Credit quality and provisions for credit losses

The provision for credit losses for the first quarter of 2003 of US$56 million was US$18 million lower than in 2002, reflecting better credit quality. Net charge-offs of US$49 million for the quarter ended March 31, 2003 were US$12 million lower than in 2002. The reserve to non-accrual ratio decreased to 132.8 percent at March 31, 2003 from 138.2 percent at March 31, 2002.

Balance sheet

Total assets of HSBC USA Inc. grew 1 percent to US$88.7 billion at March 31, 2003 compared to US$87.5 billion at March 31, 2002. Total deposits grew 1 percent to US$61.1 billion at March 31, 2003 compared to US$60.5 billion at March 31, 2002. Total loans grew 2 percent to US$43.7 billion at March 31, 2003 from US$42.8 billion at March 31, 2002.

Compared to March 31, 2002 the loan book saw an increase in residential mortgages and a decrease in lower margin large corporate loans. The mix of personal deposits changed with more demand and savings deposits and fewer certificates of deposit. During this same period, commercial deposits also increased. HSBC Bank USA's residential mortgage business, with approximately 335,000 customers, originated US$6.2 billion in mortgages in the first quarter of 2003, an increase of approximately 15 percent over the US$5.4 billion originated in the first quarter of 2002.


Total assets under administration

Total funds under management at March 31, 2003 were US$34.0 billion, up US$750 million, or 2 percent from March 31, 2002, largely due to the movement of new and existing deposits to investment products. Including custody balances, assets under administration at March 31, 2003 totalled US$48.9 billion.

Capital ratios

HSBC USA Inc.'s tier 1 capital to risk-weighted assets ratio was
9.4 percent at March 31, 2003 compared to 8.4 percent at March 31, 2002. Total capital to risk-weighted assets was 14.2 percent at March 31, 2003 compared to 13.3 percent at March 31, 2002.

HSBC USA Inc.                                    Financial Commentary
                                                           (continued)
----------------------------------------------------------------------

As part of its strategy of providing customers with multiple choices for product and service delivery, HSBC Bank USA offers a comprehensive internet banking service. At March 31, 2003 more than 439,000 customers had registered for the service, up from approximately 410,000 at year-end 2002. The HSBC Bank USA web site, us.hsbc.com, where customers can apply for accounts, conduct financial planning and link to online services, receives approximately 57,000 visits daily. In addition, debit card usage has increased by more than 25 percent to approximately 9 million transactions in the first quarter of 2003.

Investor inquiries: Theodore Ayvas           212-525-6191

Media inquiries:    Pamela Plehn             212-525-6282
                    Kathleen Rizzo Young     716-841-5003

About HSBC Bank USA

HSBC Bank USA has more than 400 branches in New York State, giving it the most extensive branch network in New York State. The bank also has eight branches in Florida, two in Pennsylvania, four in California, one in Oregon, one in Washington and 15 in Panama.

HSBC Bank USA is the tenth largest US commercial bank ranked by assets and is a wholly-owned subsidiary of HSBC USA Inc., an indirectly-held, wholly-owned subsidiary of HSBC Holdings plc (NYSE: HBC). Headquartered in London, and with over 9,500 offices in 80 countries and territories, the HSBC Group is one of the world's largest banking and financial services organizations.

For more information about HSBC Bank USA and its products and services visit www.us.hsbc.com.


HSBC USA Inc.                                                  Summary
----------------------------------------------------------------------
                                                Quarter ended
                                           31 March       31 March
Figures in US$ millions                        2003           2002
                                           -----------------------
Earnings
Net income *                                    254            211

Performance ratios (%)
Net income as a percentage of
  average common equity                        15.1           12.9
Net interest margin                             2.9            2.7
Cost:income ratio                              50.9           52.4
Other operating income to total income         32.5           32.3

Credit information
Non-accruing loans at end of period             373            375
Net charge-offs                                  49             61
Allowance available for credit losses
- Balance at end of period                      496            518
- As a percentage of non-accruing loans       132.8%         138.2%
- As a percentage of loans outstanding          1.1%           1.2%

Average balances
Assets                                       90,953         88,214
Loans                                        43,200         42,104
Deposits                                     59,939         59,484
Common equity                                 6,828          6,652

Capital ratios (%) at end of period
Leverage ratio                                  5.9            5.6
Tier 1 capital to risk-weighted assets          9.4            8.4
Total capital to risk-weighted assets          14.2           13.3


Assets under administration at
 end of period
Funds under management                       34,019         33,269
Custody accounts                             14,863         16,592
                                             ------         ------
Total assets under administration            48,882         49,861


* During the fourth quarter of 2002, HSBC USA Inc. adopted SFAS 147, Acquisitions of Certain Financial Institutions, and as a result US$65 million of intangible assets that had been previously reported as identifiable intangible assets were reclassified to goodwill effective January 1, 2002. Therefore, the amortization expense previously recorded during the 2002 first quarter was retroactively reversed, resulting in an increase in net income of US$1 million.


HSBC USA Inc.                         Consolidated Statement of Income
----------------------------------------------------------------------

                                                Quarter ended
                                           31 March       31 March
Figures in US$ millions                        2003           2002
                                           -----------------------
Interest income
Loans                                           610            635
Securities                                      240            248
Trading assets                                   40             33
Short-term investments                           21             45
Other interest income                             7              6
                                                ---            ---
Total interest income                           918            967

Interest expense
Deposits                                        188            272
Short-term borrowings                            38             53
Long-term debt                                   48             59
                                                ---            ---
Total interest expense                          274            384

Net interest income                             644            583

Provision for credit losses                      56             74
                                                ---            ---
Net interest income, after provision
 for credit losses                              588            509

Other operating income
Trust income                                     23             25
Service charges                                  52             47
Mortgage banking revenue *                       19             17
Other fees and commissions                      109             93
Trading revenues
 - Treasury business and other                   70             43
 - Residential mortgage business related**      (26)           (11)
                                                ---            ---
Total trading revenues                           44             32
Security gains, net **                           27             38
Other income                                     37             25
                                                ---            ---
Total other operating income                    311            277
                                                ---            ---
Total income from operations                    899            786

Operating expenses
Salaries and employee benefits                  279            253
Occupancy expense, net                           38             36
Other expenses                                  169            161
                                                ---            ---
Total operating expenses                        486            450
                                                ---            ---

Income before taxes                             413            336
Applicable income tax expense                   159            125
                                                ---            ---
Net income                                      254            211
                                                ===            ===

* Mortgage banking revenue includes mortgage servicing fees, net of impairment, gains on sale of mortgages and fair value adjustments related to qualifying hedges (under FAS 133) of residential mortgages originated for sale.

** Trading revenues include the mark-to-market on non-qualifying financial instruments (under FAS 133) providing economic protection on mortgage servicing rights values and interest rate and forward sales commitments in the residential mortgage business. Some security gains were also related to providing economic protection on mortgage servicing rights values.


HSBC USA Inc.                                              Consolidated Balance Sheet
-------------------------------------------------------------------------------------

                                          At 31 March    At 31 December   At 31 March
Figures in US$ millions                          2003              2002          2002
                                          -------------------------------------------
Assets
Cash and due from banks                         2,077             2,081         1,918
Interest bearing deposits with banks            1,298             1,048         2,761
Federal funds sold and securities
 purchased
  Under resale agreements                       4,375             2,743         5,587
Trading assets                                 11,120            13,408         8,768
Securities available for sale                  14,521            14,694        14,866
Securities held to maturity                     4,484             4,629         4,280
Loans                                          43,665            43,636        42,778
Less - allowance for credit losses                496               493           518
                                               ------            ------        ------
Loans, net                                     43,169            43,143        42,260

Premises and equipment                            710               726           749
Accrued interest receivable                       336               329           410
Equity investments                                282               278           275
Goodwill                                        2,829             2,829         2,835
Other assets                                    3,538             3,518         2,785
                                               ------            ------        ------
Total assets                                   88,739            89,426        87,494
                                               ======            ======        ======

Liabilities
Deposits in domestic offices
- Non-interest bearing                          5,594             5,731         5,092
- Interest bearing                             35,992            34,902        35,739
Deposits in foreign offices
- Non-interest bearing                            425               398           432
- Interest bearing                             19,065            18,799        19,191
                                               ------            ------        ------
Total deposits                                 61,076            59,830        60,454

Trading account liabilities                     6,120             7,710         3,570
Short-term borrowings                           6,796             7,392         9,772
Interest, taxes and other liabilities           3,683             3,422         2,567
Subordinated long-term debt and
 perpetual capital notes                        2,108             2,109         2,702
Guaranteed mandatorily redeemable
 securities                                     1,071             1,051           728
Other long-term debt                              520               515           584
                                               ------            ------        ------
Total liabilities                              81,374            82,029        80,377

Shareholders' equity
Preferred stock                                   500               500           500
Common shareholders' equity
- Common stock *                                    -                 -             -
- Capital surplus                               6,048             6,057         6,038
- Retained earnings                               571               578           512
- Accumulated other comprehensive income          246               262            67
                                               ------            ------        ------
Total common shareholders' equity               6,865             6,897         6,617
                                               ------            ------        ------
Total shareholders' equity                      7,365             7,397         7,117
                                               ------            ------        ------

Total liabilities and shareholders' equity     88,739            89,426        87,494
                                               ======            ======        ======

*  Less than $500,000.